Exhibit 99.2

Weyerhaeuser Company Announces Pricing of Public Offering of

Mandatory Convertible Preference Shares

FEDERAL WAY, WA, June 18, 2013 – Weyerhaeuser Company (NYSE: WY) today announced the pricing of the public offering of 12,000,000 6.375% Mandatory Convertible Preference Shares, Series A at $50.00 per share. In addition, the underwriters of the offering have an option to purchase up to an additional 1,800,000 shares of the Mandatory Convertible Preference Shares. The offering is expected to close on Monday, June 24, 2013, subject to customary closing conditions.

Unless converted or redeemed earlier, each Mandatory Convertible Preference Share will convert automatically on July 1, 2016, into between 1.5015 and 1.8018 of our common shares, subject to anti-dilution and other adjustments. The number of our common shares issuable on conversion will be determined based on the average VWAP of our common shares over the 20 trading day period commencing on and including the 22nd scheduled trading day prior to the mandatory conversion date.

Dividends on the Mandatory Convertible Preference Shares will be payable on a cumulative basis when, as and if declared by our board of directors, at an annual rate of 6.375% on the liquidation preference of $50.00 per share. The dividends may be paid in cash, or subject to certain limitations, in common shares or any combination of cash and common shares on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2013, and to, and including, July 1, 2016. Net proceeds from this offering, after deducting underwriting discounts, commissions and expenses are expected to be approximately $581 million. Net proceeds are expected to be approximately $668 million if the underwriters exercise their option to purchase additional shares in full.

The Company intends to use the net proceeds of the offering, if completed, as partial consideration, to finance the previously announced acquisition of all of the equity interests in Longview Timber LLC.

Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are the joint book-running managers on the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying prospectus. A copy of the final prospectus related to the offering may be obtained, when available, by contacting: Morgan Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, telephone: (866) 718-1649; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone: (800) 503-4611; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146. These documents will also be filed with the Securities and Exchange Commission and will be available at the SEC’s Web site at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Weyerhaeuser Company

Weyerhaeuser Company, one of the world’s largest private owners of timberlands, began operations in 1900. We own or control more than 6 million acres of timberlands, primarily in the U.S., and manage another 13.9 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our stock trades on the New York Stock Exchange under the symbol WY.

Forward Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in the prospectus supplement and accompanying prospectus for this offering and our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in the prospectus supplement and accompanying prospectus for this offering. We undertake no obligation to publicly update or revise any forward-looking statement.

Contacts:

Media:

Anthony Chavez

253-924-7148

Anthony.chavez@weyerhaeuser.com

Analysts:

Kathryn McAuley

253-924-2058

Kathryn.mcauley@weyerhaeuser.com